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                                                                    Exhibit 99-1

Cincinnati, Ohio
March 13, 2000

           CROWN VANTAGE ENTERS INTO FORBEARANCE AGREEMENT WITH BANKS

Cincinnati, Ohio - March 13, 2000 - Crown Vantage (OTC Bulletin Board: CVAN) announced today that it has entered into a forbearance agreement with its existing bank lenders until March 20, 2000. Under the forbearance agreement, the bank lenders will not exercise remedies available to them under the bank credit agreement as a result of Crown Vantage's existing violations of the credit agreement.

As previously announced, the Company's lenders waived until March 10th a default under the Company's bank credit agreement that would otherwise have occurred on March 1st.

Crown Vantage is one of the world's leading manufacturers of value-added papers for printing, publishing and specialty packaging. With nine mills internationally, the Company has capacity to manufacture more than 750,000 tons of specialty papers per year. The Company's diverse products are tailored for the special needs of target markets. End users include specialty magazines and catalogs, financial printing and corporate communications, packaging and product labels, coffee filters and disposable medical garments - and hundreds more. For more information, visit www.crownvantage.com.

Safe Harbor Statement: This news release contains certain forward-looking statements concerning Crown Vantage's positioning for the future. As required by the Private Securities Litigation Reform Act of 1995, the company advises that forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated or inferred. These could include the failure of Crown Vantage to improve financial results or to maintain liquidity; the ability of the company to obtain liquidity; the ability of the company to close on a recapitalization; the inability of the company to successfully amend debt covenants for fiscal 2000; sudden marketing changes in product pricing or the cost of raw materials; failure of the company to successfully implement its value-added marketing strategy or other uncertainties listed from time to time in the company's filings with the SEC.

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